Exhibit 10.6

EXECUTION COPY

EXCLUSIVE LICENSE AGREEMENT

BETWEEN

CHILDREN’S MEDICAL CENTER CORPORATION

AND

TENGION, INC.

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EXCLUSIVE LICENSE AGREEMENT

This Agreement is made and entered into as of the date last written below (the “Effective Date”), by and between CHILDREN’S MEDICAL CENTER CORPORATION, a charitable corporation duly organized and existing under the laws of the Commonwealth of Massachusetts and having its principal office at 300 Longwood Avenue, Boston, Massachusetts, 02115, U.S.A. (hereinafter referred to as “CMCC”), and Tengion, Inc., a business corporation organized and existing under the laws of the State of Delaware and having its principal office c/o Scheer & Company, 250 West Main Street, Branford, Connecticut, 06405 (hereinafter referred to as “Licensee”).

WHEREAS, CMCC is the owner of certain Patent Rights (as that term shall be defined hereafter) and has the right to grant exclusive licenses under the Patent Rights, subject only to a royalty-free, nonexclusive license granted to the United States Government for those inventions and ensuing patents developed with U.S. Government funding, and certain laws and regulations relating to Federally-funded projects and institutions;

WHEREAS, in furtherance of its charitable and research missions and those laws and regulations, CMCC desires to have the Patent Rights utilized to promote the public interest and to further that goal is willing to grant a license to Licensee on the terms and conditions described herein;

WHEREAS, Licensee has represented to CMCC that Licensee plans to engage in the commercial development, production, manufacture, marketing and sale of Licensed Products (as that term shall be defined hereafter) and/or the use of Licensed Processes (as that term shall be defined hereafter) and that it will use Reasonably Diligent Efforts (as that term shall be defined hereafter) to implement a development program as described in this Agreement; and

WHEREAS, Licensee desires to obtain an exclusive license, within a designated territory and for a prescribed field of use, relating to certain licensed products and processes within the scope of the Patent Rights, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, the parties hereto agree as follows:

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ARTICLE I. DEFINITIONS

For the purpose of this Agreement, the following words and phrases shall have the meanings set forth below:

A.	“Affiliate” shall mean any company or other legal entity actually controlling, controlled by or under common control with Licensee. For purposes of the definition of “Affiliate” the term “control” shall mean: (i) in the case of a corporate entity, the ability to effect the election of a majority of directors, or in the case of a for-profit entity direct or indirect ownership of at least a majority of the stock or participating shares entitled to vote for the election of directors of that entity, in any case coupled with active managerial involvement and accountability for directing the business and affairs of that entity; (ii) in the case of a partnership, the power customarily held by a managing partner to direct the management and policies of such partnership, provided that such power is actively exercised; or (iii) in the case of a joint venture, whether in corporate, partnership or other legal form, a prevailing joint economic interest coupled with a managerial role entailing active direction, control and accountability with respect to the business and affairs of the entity.

B.	“Biological Materials” shall mean the specific proprietary biological materials listed in Appendix 2 (including Progeny and Unmodified Derivatives of those materials, but excluding Modifications except to the extent they incorporate such materials), which may be updated from time to time upon mutual written agreement of the Intellectual Property Office of CMCC and Licensee. For purposes of this definition, Progeny shall mean an unmodified descendant from the material, such as a virus from virus, cell from a cell, or organism from an organism; Unmodified Derivatives shall mean substances created by the Licensee which constitute an unmodified functional subunit or product expressed by the original material (such as subclones of unmodified cell lines, purified or fractionated subsets of the original material, proteins expressed by DNA/RNA, or monoclonal antibodies secreted by a hybridoma cell line); and Modifications shall mean substances created by the Licensee which contain or incorporate the material.

C.	“Combination Product(s) or Process(es)” shall mean a product or process that includes a Licensed Product or Licensed Process sold in combination with another component(s) whose manufacture, use or sale by an unlicensed party would not constitute an infringement of the Patent Rights licensed in this Agreement.

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D.

“Equivalent Value” shall mean the cash price that would be paid in an arm’s length transaction between two unrelated parties. The equivalent value shall be fairly determined by Licensee’s Board of Directors and CMCC shall be notified thereof in writing together with a sufficiently detailed explanation of the determination and summary of the underlying data (if any) and assumptions to allow CMCC to evaluate the fairness of the determination. CMCC may, upon written notice to Licensee, appoint an independent certified public accountant or consultant (an “Independent Appraiser” for purposes of this Article I, Paragraph D.) whose general qualifications are reasonably acceptable to Licensee and the cost and expense of the Independent Appraiser shall be paid solely by CMCC, except as provided below. If CMCC fails to notify Licensee of its election to exercise its valuation right within thirty (30) days after its receipt of the explanation and initial determination by Licensee’s Board of Directors as provided herein, then the equivalent value thereof shall be the amount as determined by Licensee’s Board of Directors, if CMCC exercises its valuation right, Licensee shall provide said Independent Appraiser with such books, information and records as the Independent Appraiser shall reasonably request pursuant to accepted professional practice standards, and CMCC shall thereafter cause the Independent Appraiser appointed by CMCC to provide its determination of equivalent value in writing to Licensee and CMCC. Following receipt of such determination, the parties shall, in good faith, attempt to mutually agree upon the equivalent value. If the parties are unable to so agree within thirty (30) days following their receipt of such determination, the parties shall jointly appoint a mutually acceptable Independent Appraiser to determine the equivalent value. The cost and expense of such jointly appointed Independent Appraiser and the Independent Appraiser appointed solely by CMCC shall be paid as follows: (a) if the equivalent value as found by the jointly appointed Independent Appraiser is within fifteen percent (15%) of the equivalent value determined by Licensee’s Board of Directors, such costs and expenses of the jointly appointed Independent Appraiser shall be paid solely by CMCC; (b) if the equivalent value as found by the jointly appointed Independent Appraiser is greater than fifteen percent (15%) more than the equivalent value determined by Licensee’s Board of Directors, the cost and expense of the jointly appointed Independent Appraiser shall be paid solely by Licensee; and (c) the costs and expenses of the independent Appraiser appointed solely by CMCC shall be shared equally by CMCC and Licensee. In any case, the determinations made by Licensee’s Board of

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Directors, the Independent Appraiser appointed by CMCC and the Independent Appraiser jointly appointed by the parties shall be compared, and the equivalent value shall be the middle determination (and not an average thereof). Any Independent Appraiser appointed by CMCC or jointly appointed by CMCC and Licensee shall be subject to an obligation of confidentiality consistent with customary professional standards, to limit any disclosures to any persons other than CMCC and Licensee.

E.	“Field of Use” shall mean the development and commercialization of tissue engineered products for human and animal therapeutics in the subfields of (1) genitourinary, (2) vascular tissue, (3) nervous tissue, (4) trachea and (5) other subfields when and if mutually agreed upon by the parties in writing.

F.	“First Commercial Sale” shall mean, with respect to each country: (i) the first sale of any Licensed Product by Licensee or any Sublicensee, following approval of such Licensed Product’s marketing by the appropriate governmental agency, if any such approval is necessary, for the country in which the sale is to be made; or (ii) when governmental approval is not required, the first sale in that country of the Licensed Product.

H.	“Full-Time Equivalent” or “FTE” shall mean a full-time equivalent employee rate of at least * hours per year per employee on an annualized basis.

I.	“Government Rights” shall have the meaning stated in Paragraph C of Article II.

J.	“Improvement” shall mean any modification or improvement of the inventions and/or technology (i) which CMCC owns or has sufficient rights to license hereunder; (ii) deriving from the activities of Dr. Anthony Atala and/or others in his laboratory at CMCC or the consulting services performed by Dr. Anthony Atala for Licensee under the Industry-Academic Consulting Agreement of even date (the “Consulting Agreement”); (iii) funded by Licensee and either within the scope of the Sponsored Research Program or derived from the consulting services performed by Dr. Anthony Atala for Licensee under the Consulting Agreement; and (iv) that is directed to the subject matter described in the specifications and/or claims of the CMCC Patent Rights. Improvements do not include any New Developments.

K.	“Know-how” shall mean unpatented manufacturing and scientific information, including, chemical manufacturing data, toxicological data, pharmacological data,

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preclinical data, assays, platforms, formulations, specifications, and quality control testing data, (i) in the Field of Use; (ii) which CMCC owns or has sufficient rights to license hereunder; (iii) deriving from (A) the activities of Dr. Anthony Atala and/or others in his laboratory at CMCC prior to the Effective Date or developed under and within the scope of the Sponsored Research Program or (B) the consulting services performed by Dr. Anthony Atala for Licensee under the Consulting Agreement; and (iv) that are necessary or useful and related to the development or manufacture of Licensed Products. Know-how does not include any Improvements or New Developments.

K.	“Licensee Improvements” shall mean any modification or improvement to the Technology derived from the activities of Licensee. Licensee Improvements do not include any Improvements or New Developments.

L.	“Licensed Product” shall mean any product or part thereof in the Field of Use:

1.	the manufacture, use or sale of which would infringe, absent the license granted herein, any one of the issued, unexpired claim(s) or any one of the pending claim(s) contained in the Patent Rights in any county within the Territory. A claim of any issued, unexpired Patent Right shall be presumed to be valid unless and until it has been held to be invalid by a final judgment of a court of competent jurisdiction from which no appeal can be or is taken; or

2.	the manufacture or use of which uses a “Licensed Process” as that term shall be defined hereafter; or

3.	is a Licensed Process.

L.	“Licensed Process” shall mean any process that would, absent the license granted herein, infringe any one of the issued, valid, enforceable, unexpired claim(s) or any one of the pending claim(s) contained in the Patent Rights in any country in the Territory. A claim of any issued, unexpired Patent Right shall be presumed to be valid unless and until it has been held to be invalid by a final judgment of a court of competent jurisdiction from which no appeal can be or is taken.

M.	“Licensee” shall mean Licensee, and successors and assignees permitted by this Agreement (including Affiliates where they are assignees permitted by this Agreement).

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O.	“Net Sales” shall mean the gross receipts actually received by Licensee or its Affiliates for sales, leases, or other transfers of Licensed Products for any Licensed Products to a final customer who will be an end user of the Licensed Product and is not an Affiliate or Sublicensee, less (to the extent appropriately documented) the following amounts:

1.	credits and allowances for price adjustment, rejection, or return of Licensed Products previously sold, leased or transferred;

2.	rebates, quantity and cash discounts to purchasers allowed and taken;

3.	amounts for third party transportation, insurance, handling or shipping charges to purchasers;

4.	taxes, duties and other governmental charges levied on or measured by the sale of Licensed Products, whether absorbed by Licensee or paid by the purchaser so long as Licensee’s price is reduced thereby, but not franchise or income taxes of any kind whatsoever;

5.	for any sale in which the United States government, on the basis of its royalty-free license pursuant to 35 USC Sec. 202(c) to any Patent Right, requires that the gross sales price of any Licensed Product subject to such Patent Right, be reduced by the amount of such royalty owed CMCC, the amount of such royalty.

Net Sales also includes the Equivalent Value of any non-cash consideration received by Licensee (as defined herein) or any Sublicensee for the sale, lease, or transfer of Licensed Products. Transfer of a Licensed Product within Licensee or between Licensee and an Affiliate for sale by the transferee shall not be considered a Net Sale for purposes of ascertaining royalty charges. Transfer of a Licensed Product to a third party without consideration to Licensee in connection with (i) the development or testing of a Licensed Product or (ii) the marketing or promotion of a Licensed Product shall not be considered a Net Sale for purposes of ascertaining royalty charges, in such circumstances, the gross sales price and resulting Net Sales price shall be based upon the sale of the Licensed Product by the transferee.

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O.	“New Developments” shall mean inventions, discoveries, data, methods and/or results, without regard to its particular characterization as intellectual property, developed in performance of and within the scope of the Sponsored Research Program but not directed to the subject matter specifically described by the specifications or claims of the CMCC Patent Rights. New Developments do not include any improvements.

P.	“Patent Rights” shall mean all of the following intellectual property which CMCC owns or has rights to during the Term of this Agreement as hereafter defined:

1.	The United States and foreign patents and/or patent applications and invention disclosures listed in Appendix 1 attached hereto and incorporated herein by reference and divisionals and continuations thereof.

2.	The United States and foreign patents issued from the applications listed in Appendix 1 and from divisionals and continuations of those applications.

3.	Claims of United States and foreign continuation-in-part applications and patent applications, having at least one inventor either in common with the original Patent Rights and/or one or more other persons in the laboratory of Dr. Anthony Atala at CMCC, filed after the Effective Date, and of the resulting patents, which are directed to the subject matter specifically described in the specifications and claims of the United States and foreign patent applications described in Appendix 1.

4.	Claims of all later filed foreign patent applications, and of the resulting patents, which are directed to the subject matter specifically described in the United States patent and/or patent applications described in subparagraphs 1, 2 or 3 of this Article I, Paragraph Q.

5.	Any reissues, divisions, amendments, reexaminations or extensions of the United States or foreign patents described in subparagraphs 1, 2, 3 or 4 of this Article I, Paragraph Q.

6.	The matters identified in subparagraphs 1 through 5 above with respect to patent rights claiming Improvements.

Q.

“Reasonably Diligent Efforts” shall mean reasonably diligent efforts and resources consistent with practices commonly used in the research-based pharmaceutical industry for a company in a similar position as Licensee at such time for a product

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using such company’s strategic core technology at a similar state in its development or product life, as applicable, of similar market potential, taking into account efficacy, safety, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the product, the likelihood of regulatory approval, and maintaining the first priority of rapid and effective development of the Technology in Licensee’s corporate strategy.

R.	“Sublicensee” shall mean a person or entity unaffiliated with Licensee to whom Licensee has granted a sublicense under this Agreement.

S.	“Technology” shall mean the technology relating to tissue engineering covered by the claims of the Patent Rights.

T.	“Term” shall have the meaning stated in Paragraph A of Article XIII.

U.	“Territory” shall mean worldwide.

ARTICLE II. GRANT

A.	Subject to the terms of this Agreement, CMCC hereby grants to Licensee the worldwide right and exclusive license, with the right to grant sublicenses, under the Patent Rights to make, have made, use, lease, sell, offer for sale and import for use or resale the Licensed Products, and to practice the Licensed Processes, in the Territory for the Field of Use to the end of the Term, unless sooner terminated as provided in this Agreement; provided, however, notwithstanding the foregoing, the license to Patent Rights under CMCC 742 shall be non-exclusive and the license to Patent Rights under CMCC 30, CMCC 21, CMCC 23 and CMCC 259 shall be exclusive but limited to the genitourinary subfield of the Field of Use. CMCC hereby also grants for the Term of this Agreement a non-exclusive license to Know-how, and a non-exclusive license to use Biological Materials in connection with Licensee’s research and development of Licensed Products; provided that such license shall not include the right to sublicense or transfer such Know-how or Biological Materials except to Licensee’s Affiliates, and contractors of Licensee for the purpose of validating the materials, or carrying out the Development Plan, or developing or commercializing Licensed Products that are subject to the terms of this Agreement, including without limitation Paragraph I of this Article, and Article IV of this License Agreement.

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B.	Notwithstanding anything above to the contrary, CMCC shall retain a royalty-free, nonexclusive, right to practice and use, and to license to other academic and nonprofit research organizations to practice and/or use the Patent Rights and Licensed Products for research, educational, clinical and/or charitable purposes only. Any such sublicense shall specifically (i) prohibit any sublicense, assignment or further transfer by any such academic and nonprofit research organizations to any other person or entity as far as exclusively licensed to Licensee hereunder, and (ii) exclude and prohibit commercialization of the Patent Rights, unless the Sublicensee enters into an agreement with Licensee on terms consistent with this Agreement but in other respects agreeable to Licensee in Licensee’s sole discretion.

C.	Notwithstanding any other provision of this Agreement, the licenses granted hereunder and any sublicense shall be subject to the rights of the United States government, if any, under Public Law 96-517, 97-226, and 98-620, codified at 35 U.S.C. sec. 200-212 and any regulations promulgated thereunder; and the obligations of CMCC under applicable laws and regulations (collectively, the “Government Rights”).

D.	Licensee agrees that Licensed Products leased or sold in the United States shall be manufactured substantially in the United States (including Puerto Rico). Upon the First Commercial Sale and thereafter, Licensee’s annual report to CMCC shall substantiate Licensee’s compliance with this provision. To support exclusivity for Licensee consistent with this Agreement, CMCC hereby agrees that, except as provided in Paragraph B of this Article II, it shall not, without Licensee’s prior written consent, grant to any other person or entity a license under the Patent Rights to make, have made, use, lease, sell, offer for sale or import Licensed Products, or to use the Licensed Processes in the Field of Use, during the period of time in which this Agreement is in effect, except as required by laws affecting the rights of the United States Government.

E.	The license granted hereunder shall not be construed to confer any rights upon Licensee by implication, estoppel or otherwise as to any inventions, discoveries, know-how, technology or other intellectual property not described in Paragraph A of this Article.

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F.	As a condition of the license granted hereunder, Licensee hereby irrevocably covenants and agrees that it will not, directly or indirectly, in any respect, use non-public information it has acquired in the course of prosecution of the Patent Rights from CMCC and/or patent counsel prosecuting the Patent Rights, or non-public information Licensee has provided, or recommendations made by Licensee that have been implemented in whole or in part with respect to prosecution of the Patent Rights, to challenge the Patent Rights or CMCC’s ownership of such rights. Any assignment or sublicense granted by Licensee shall contain an identical commitment by the assignee or Sublicensee.

G.	To the extent not in conflict or inconsistent with the exclusive license granted to Licensee under this Agreement, nothing in this Agreement shall be construed to limit or constrain CMCC, or any officer, director, employee, member of its medical staff, or of any CMCC Affiliate, from continuing to engage in related research; or from the development of related or unrelated inventions, discoveries, rights or technology, and from practicing, licensing or sublicensing related or unrelated intellectual property rights arising from inventions occurring after the Effective Date of this Agreement, or from academic publication related thereto, or from entering into agreements and other relationships with other persons or organizations related to matters not directly and expressly within the scope of this Agreement, or from exercising any rights whatsoever with respect to the Biological Materials and Know-how.

H.

Licensee shall have the right to enter into sublicensing agreements with respect to any of the rights, privileges, and licenses granted hereunder, subject to the terms and conditions hereof. CMCC agrees that, in the event CMCC terminates this Agreement for any reason provided hereafter, CMCC shall provide to known Sublicensees, no less than thirty (30) days prior to the effective date of said termination, written notice of said termination at the address specified by Licensee in the notice provided to CMCC under paragraph I of this Article. If the Sublicensee may, during that thirty (30) day period, provide to CMCC notice that the Sublicensee: (i) reaffirms the terms and conditions of this Agreement as it relates to the rights the Sublicensee has been granted under the sublicense; (ii) agrees to abide by all of the terms and conditions of this Agreement applicable to such Sublicensee and to discharge directly all pertinent obligations of Licensee which Licensee is obligated hereunder to discharge; and (iii) acknowledges that CMCC shall have no obligations to the Sublicensee other than its

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obligations set forth in this Agreement with regard to Licensee. CMCC agrees that, provided CMCC receives notice that complies with the immediately preceding sentence, and Sublicensee is not in breach of its sublicense, CMCC shall grant to such Sublicensee license rights and terms equivalent to the sublicense rights and terms which the Licensee shall have granted to said Sublicensee; provided that the Sublicensee shall remain a Sublicensee under this Agreement for a period of at least sixty (60) days following receipt of notice from CMCC.

I.	Licensee agrees that any sublicense granted by it shall provide that the obligations to CMCC of Articles II (Grant), V (Reports and Records), VII (Infringement), VIII (Insurance and Indemnification), IX (Compliance with Laws; Export Controls), X (Non-Use of Names), XI (Assignment), XII (Dispute Resolution), XIII (Term and Termination) and XV (General Provisions) of this Agreement shall be binding upon the Sublicensee, for the benefit of CMCC, as if it were a party to this Agreement. In addition, every sublicense shall contain within it requirements for commercially reasonable due diligence in developing or exploiting the Patent Rights, or selling Licensed Products, as specifically applicable; shall provide for quality control, safety, and compliance with regulatory procedures and requirements, including without limitation good clinical and manufacturing practices and laws, regulations and international protocols respecting human subject protection; shall obligate Licensee to enforce those provisions consistent with achieving Licensee’s obligations pursuant to this Agreement, and shall make CMCC a third-party beneficiary of the sublicense, with the right, but not the obligation, to enforce Licensee’s rights in the event Licensee fails to, provided that CMCC has provided at least thirty (30) days’ prior written notice to Licensee of CMCC’s intention to do so, or at least fifteen (15) days’ prior written notice to Licensee in the case of laws and regulations regarding human subject protection regarding the conduct of clinical. Licensee agrees to provide to CMCC notice of any sublicense granted hereunder and to forward to CMCC a copy of any and all fully executed sublicense agreements within thirty (30) days of execution. Licensee further agrees to forward to CMCC annually a copy of such reports received by Licensee from its Sublicensees during the preceding twelve (12) month period relating to a royalty accounting under the applicable sublicense and compliance with the other terms of this Agreement.

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J.	Licensee shall advise CMCC in writing of any consideration received from Sublicensees, and, at CMCC’s request, provide such information in an electronic or other format. Licensee shall give CMCC notice within thirty (30) days of any agreement by Licensee to accept from any Sublicensee anything of Equivalent Value in lieu of cash payments as Sublicensee consideration, such notice to include an explanation and summary of underlying data and assumptions in sufficient detail for CMCC to evaluate the determination of Equivalent Value.

ARTICLE III. DUE DILIGENCE AND RELATED MATTERS

A.	Licensee, upon execution of this Agreement, shall use Reasonably Diligent Efforts in good faith, consistent with reasonable judgment, sound and legal business practices and the terms of this Agreement, to bring one or more Licensed Products to market as soon as practicable and to obtain all necessary government approvals for the manufacture, use, sale and distribution of Licensed Products. Thereafter, Licensee agrees that until expiration or termination of this Agreement, Licensee shall continue to use Reasonably Diligent Efforts to keep Licensed Products reasonably available to the public, in quantities sufficient to meet market demand, in the Field of Use and in the Territory. In the event Licensee decides not to exploit a licensed Patent Right or Field of Use, it shall promptly inform CMCC in writing and shall surrender to CMCC its license to that Patent Right or Field of Use.

B.	The parties acknowledge that Licensee has provided to CMCC prior to the date of execution of this Agreement a written research and development plan (“Preliminary Development Plan”) setting forth generally (i) the initial indications and markets for Licensed Products, (ii) estimated time-delimited targets for pre-clinical development and iii) actual or projected financial resources and/or strategic alliances that will be required to implement the Development Plan. Licensee will submit updated Development Plans at the time of the closing by Licensee of its Series A Preferred Stock financing (and in any event within twelve (12) months after the Effective Date) and annually thereafter until no longer applicable. The first updated Development Plan will include (i) time delimited targets for clinical trials, regulatory approval, manufacturing and marketing to bring Licensed Products to the marketplace for each of bladder, kidney, vascular tissue and nervous tissues, The Preliminary Development Plan is attached hereto as Appendix 2 and is hereby incorporated herein by reference.

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C.	Licensee shall be deemed to have used Reasonably Diligent Efforts during the one (1) year period commencing on the Effective Date if, during that period, Licensee shall have raised in connection with the Patent Rights and allocated for expenditure for efforts under the requirements of this Article III, cumulative total of investment capital and/or research and development funds of at least * dollars. In addition, Licensee shall be deemed to have used Reasonably Diligent Efforts during the three (3) year period commencing on the Effective Date, if Licensee shall have expended at least * dollars allocated to implement the Development Plan. Notwithstanding anything above to the contrary, CMCC shall not unreasonably withhold its consent to any revision of the Development Plan when requested in writing in advance by Licensee, where such request is supported by evidence reasonably acceptable to CMCC: (i) of technical difficulties or delays in the clinical studies or regulatory process that Licensee could not reasonably have been avoided; (ii) that Licensee has identified and will implement satisfactory and effective means of addressing such difficulties or delays, including providing when necessary sufficient financial and technical resources; and (iii) that Licensee, its Affiliates and/or Sublicensees have used Reasonably Diligent Efforts to meet said objectives and will continue to do so.

D.

In the event CMCC reasonably believes that Licensee fails to meet the objective(s) set forth in the Development Plan in a timely manner, CMCC shall notify Licensee thereof in writing, and Licensee shall have sixty (60) days following the receipt of such notification to (i) establish that it has expended or is expending Reasonably Diligent Efforts to meet such objective(s); (ii) establish that a revision to the Development Plan is necessary and appropriate as contemplated above; or (iii) dispute any such claim by CMCC in accordance with the provisions of Article XII hereof. If the arbitrator in any such dispute resolution determines that Licensee is not using Reasonably Diligent Efforts with regard to any Licensed Product or any subfield within the Field of Use, the sole remedy of CMCC shall be to cause Licensee to enter into a Field of Use Sublicense (as defined below) in accordance with the provisions of this subparagraph D. In the event Licensee fails to establish the same or commence such dispute resolution procedures within such sixty (60) day period, CMCC shall have the right in its discretion to seek third parties interested in commercially exploiting the Patent Rights in the subfield within the Field of Use in which Licensee is not using Reasonably Diligent Efforts, subject to Licensee’s right to request that senior management of CMCC and Licensee convene (in person or by telephone)

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within ten (10) business days after the end of such sixty (60) day period to review the determination of CMCC’s Intellectual Property Office that Licensee had failed to establish either of the circumstances described in subparagraph D (i) above. Unless otherwise resolved by the agreement of senior management of CMCC and Licensee within ten (10) additional business days, CMCC shall direct any such third party candidate to Licensee for evaluation of a potential sublicense to practice the Patent Rights in the subfield within the Field of Use with respect to which Licensee has failed to use Reasonably Diligent Efforts as required hereunder (a “Field of Use Sublicense”). Under no circumstances shall Licensee have any obligation to license or grant any rights to CMCC or any third party with respect to its own technology or any of its related intellectual property rights, under this Agreement. Licensee shall, within thirty (30) days (the “Notice Period”), determine whether or not Licensee shall enter good faith negotiations with such candidate for a Field of Use Sublicense.

If Licensee determines to negotiate such a Field of Use Sublicense with such candidate, Licensee shall notify CMCC within the Notice Period, in which case Licensee shall have six (6) months thereafter to conclude such negotiation; provided, that such six-month period may be extended for a reasonable period, not to exceed three (3) months, by the mutual agreement of Licensee and such candidate if necessary to complete their good faith negotiations, and Licensee shall notify CMCC thereof, within the initial six-month negotiation period (such six-month period and any extension, the “Negotiation Period”). If the negotiations are unsuccessful and Licensee determines it is unable to execute a Field of Use Sublicense within the Negotiation Period with such candidate, Licensee shall, within the Negotiation Period, notify CMCC in writing of its determination and reasons therefor.

If Licensee determines not to enter into negotiations with such candidate for a Field of Use Sublicense, Licensee shall, within the Notice Period, notify CMCC in writing of its determination and reasons therefor.

In the event Licensee does not enter into a Field of Use Sublicense with such candidate as described in subparagraph D (1) or determines not to enter into negotiations under subparagraph D (2), CMCC may also agree not to enter into negotiations with such candidate if it would be reasonable for a non-profit organization such as CMCC to do so under the circumstances and in compliance

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with internal policy and government regulations and laws, if applicable. Otherwise, CMCC shall be free to negotiate a Field of Use Sublicense directly with such candidate subject to conducting negotiations within six (6) months of CMCC’s receipt of notice from Licensee under subparagraphs D (1) or (2) above or from the end of the Negotiation Period, as applicable; provided, that such six (6) month period may be extended for a reasonable period, not to exceed three (3) months, by the mutual agreement of CMCC and such candidate if necessary to complete their good faith negotiations, and CMCC shall notify Licensee thereof in writing, within the initial six (6) month negotiation period. If CMCC agrees with such candidate upon the terms and conditions of such Field of Use Sublicense within the required time periods, Licensee and such candidate shall enter into such Field of Use Sublicense; provided, that such Field of Use Sublicense (i) shall be on substantially similar terms (other than financial terms) as the terms of this Agreement, (ii) shall not obligate Licensee to spend money or dedicate resources to research and development, (iii) shall exclude any particular Licensed Product that has been or is under active development and/or being commercialized by Licensee, and (iv) shall be restricted to the Licensed Product or the subfieid within the Field of Use with respect to which Licensee failed to use Reasonably Diligent Efforts. Licensee must execute such Field of Use Sublicenses within ten (10) business days of CMCC’s providing a Field of Use Sublicense in such format. If Licensee does not execute any such Field of Use Sublicense or initiate good faith and bona fide dispute resolution procedures under Article XII within such ten (10) business day period, Licensee hereby grants CMCC irrevocable power-of-attorney to execute such Field of Use Sublicense on behalf of Licensee with the same force and effect as if Licensee shall have executed such Field of Use Sublicense itself. As a consequence of entering into a Field of Use Sublicense, such candidate shall become a Sublicensee hereunder, and thereafter the license and rights of Licensee to practice the Patent Rights under this Agreement with respect to such Field of Use shall be and become subject to the exclusive license and rights granted to such Sublicensee under the Field of Use Sublicense. If an arbitrator finds that Licensee has initiated dispute resolution procedures under this subparagraph without reasonable factual and legal basis, or solely in order to delay further development, then the arbitrator shall have the power to order termination of the License within the pertinent subfield within the Field of Use.

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In the event that CMCC and such candidate for any reason fail to agree upon the terms and conditions of such Field of Use Sublicense within six (6) months, plus any extension, in accordance with subparagraph D(1) through D(3), Licensee’s exclusive license and rights with respect to such Field of Use shall continue without any change or consequence, subject to the terms and conditions of this Agreement. Notwithstanding the foregoing, Licensee may extend the due date of any given performance milestone * upon payment of *. Such payment shall be paid upon the due date of each performance milestone.

E.	If, during the course of this Agreement, Licensee discovers or develops any Licensee Improvements, Licensee shall confidentially disclose such Licensee Improvements to CMCC, on usual and customary terms necessary to protect its patentability or its confidentiality as a trade secret. CMCC shall have the right to review in advance of filing any related patent application by or on behalf of Licensee or any assignee of Licensee, for purposes of evaluating the relatedness to the Patent Rights. Recognizing that CMCC enters into this Agreement in furtherance of its charitable academic research mission, Licensee shall enter into with CMCC a non-exclusive license or permit CMCC, as applicable, including no more than a nominal fee, to practice such Licensee Improvements, whether or not patented, solely for CMCC internal and academic research purposes; provided, however, that (i) this provision shall not be construed to require Licensee to enter into agreements with CMCC where doing so would violate contractual obligations of Licensee entered into before the Effective Date of this Agreement or any other requirements of law and (ii) CMCC shall have no right to assign, sublicense or further transfer to any third party any such Licensee Improvements or license or right thereto. Any such license by Licensee hereunder shall not require CMCC to convey to Licensee its ownership of intellectual property relating to such Licensee Improvement.

ARTICLE IV. ROYALTIES AND OTHER PAYMENTS

A.	For the rights and exclusive license granted hereunder, Licensee shall pay to CMCC the following amounts in the manner hereinafter provided. Periodic payment obligations listed below shall continue throughout the Term of this Agreement, unless this Agreement shall be sooner terminated or as otherwise provided herein:

1.	A license issue fee of $175,000, which license issue fee shall be deemed earned immediately upon the execution of this Agreement, with * due within * after the Effective Date, * due within * of closing the balance of the bridge round of financing and * due within * of closing of Licensee’s Series A Preferred Stock financing.

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2.	Payments for accrued and continuing patent prosecution costs as stated in Article VI hereof;

3.	Licensee shall make the following payments to CMCC upon the occurrence of the following events (“Milestones”):

(a)	For the first Licensed Product launched for each of Kidney, Nervous Tissue and Vascular Tissue:

(i)	* upon the filing with the United States Food and Drug Administration (“FDA”) of the first Investigational New Drug (“IND”) application, Investigational Device Exemption (“IDE”) application, or comparable application;

(ii)	* upon the enrollment of the first patient in the first Phase II clinical trial in the United States;

(iii)	* upon the enrollment of the first patient in the first Phase III clinical trial in the United States;

(iv)	* upon filing with the FDA of the first New Drug Application (“NDA”), 510(k) application, Pre-Market Approval (“PMA”) application or PMA Supplement, or Biological License Application (“BLA”), or comparable application;

(v)	* upon approval by the FDA of the first NDA, 510(k), PMA or PMA Supplement, BLA, or comparable application with respect to any Licensed Product;

(b)	For the first Licensed Product launched for Bladder:

(i)	* upon the filing with the FDA of the first IND application, IDE application, or comparable application;

(ii)	* upon the enrollment of the first patient in the first Phase II clinical trial in the United States;

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(iii)	* upon the enrollment of the first patient in the first Phase III clinical trial in the United States;

(iv)	* upon filing with the FDA of the first NDA, 510(k) application, PMA application or PMA Supplement, or BLA, or comparable application;

(v)	* upon approval by the FDA of the first NDA, 510(k), PMA or PMA Supplement, BLA, or comparable application with respect to any Licensed Product;

(c)	A one-time payment of $2,000,000 when cumulative Net Sales of any and all Licensed Products reach *;

4	of all Milestone payments actually paid will be creditable against future royalties, except that (i) in no instance shall royalties due CMCC be less than * of the amount otherwise payable to CMCC as the result of using such credit for any given payment period; and (ii) in the case of the one-time payment of $2,000,000, only * of such payment shall be creditable against future royalties.

5.	Running Royalties in an amount equal to * of annual Net Sales up to * and * of annual Net Sales in excess of * of Licensed Products used, leased or sold by and/or for Licensee or its Affiliates.

6.	In the event Licensee has granted sublicenses under this Agreement, * of any and all payments received by Licensee from said Sublicensees in consideration of permitting the Sublicensee to practice the Patent Rights, including but not limited to sublicense issue fees, any lump sum payments, milestone payments, technology transfer payments or other similar fees, except;

(a)	equity investments to the extent made at Equivalent Value by Sublicensees in Licensee;

(b)	payments by Sublicensees to Licensee for payment or reimbursement of patent and/or other expenses;

(c)	payments by Sublicensees to Licensee at fair market value for development, pre-clinical and clinical studies undertaken by Licensee on behalf of Sublicensee or financing of research and development at Licensee (including FTEs); and

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(d)	royalties in connection with a Sublicensee’s sales of Licensed Products, with respect to which Licensee shall pay to CMCC hereunder an amount equal to * of the royalty received by Licensee, except that in no instance shall the royalty received by CMCC be less than * of the royalties that would have been received from Licensee if such sales had been made by Licensee (i.e., not less than * of annual Net Sales by any such Sublicensee up to * and not less than * of annual Net Sales by any such Sublicensee in excess of *).

B.	No multiple royalties shall be payable because any Licensed Product, its manufacture, use, lease, sale or import is or shall be covered by more than one Patent licensed under this Agreement.

C.	To the extent that Licensee is required to obtain, subsequent to the date of this Agreement, licenses to third-party patents or other intellectual property that dominates or is dominated by the Patent Rights, in order to practice the Patent Rights or to make, have made, use, lease, sell, offer for sale or import for use or resale of Licensed Products in a particular country and avoid infringing such third-party intellectual property, Licensee may deduct from the milestones and running royalty due to CMCC for that country and that Licensed Product * of the amounts due on or payable for such third-party patents or intellectual property, up to an amount equal to * of the amounts due hereunder

D.	To the extent that Licensee decides to obtain, subsequent to the date of this Agreement, licenses to third-party patents or intellectual property desirable to make, have made, use, sell, offer for sale or import for use or resale of Licensed Products in a particular country and the aggregate royalties payable by Licensee with respect to such Licensed Product exceeds *, Licensee may take a deduction from the running royalty due to CMCC for that country and that Licensed Product: in accordance with following procedure: *.

E.

In the event that in any country a Licensed Product is covered only by a pending patent application(s) within the Patent Rights (and not by any issued patent included in the Patent Rights), and if Licensee can demonstrate that a third party is selling a competing product, having at least a * market share in such country, which competing product would infringe one or more claims of such pending patent application if issued as a patent included in the Patent Rights, then the payments, including

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milestones and royalties, payable hereunder with respect to such Licensed Product in such country shall be reduced by * during the period before the patent is issued, but in no event shall CMCC receive less than * of payments otherwise due hereunder.

F.	If a Licensed Product is not covered by any one of the issued, unexpired claim(s) or any one of the pending claim(s) contained in the Patent Rights in any country, no royalty will be payable with respect to such Licensed Product in such country; provided that, in the event Licensee decides that Licensor should not file for patent protection in any country for business reasons relating to the cost thereof or concerns regarding enforceability, and Licensee thereafter markets and sells Licensed Products in such country at prices similar to other countries in the same region where Licensor has filed for patent protection, Licensee shall be obligated to pay royalties to Licensor with respect to Net Sales of Licensed Products in such country as provided herein; and provided further, that if Licensee discounts the prices at which it markets and sells Licensed Products in such country, the royalties otherwise payable by Licensee hereunder based on Net Sales of Licensed Products in such country shall be reduced, on a percentage-by-percentage point basis, by the percentage of such discount.

G.	For purposes of calculating royalties, in the event that a Licensed Product includes both component(s) covered by a claim of a Patent Right (“Patented Component”) and a component which is therapeutically active alone or in a combination which does not require the Patented Component, and such component is not covered by a claim of a Patent Right (“Unpatented Component”), then Net Sales of the Combination Product or Combination Process shall be calculated using one of the following methods:

1.	If the Patented Components and Unpatented Components are sold separately, multiplying the Net Sales of the Combination Product or Process during the applicable royalty accounting period (“accounting period”) by a fraction, the numerator of which is the aggregate gross selling price of the Patented Component(s) contained in the Combination Product or Process if sold separately, and the denominator of which is the sum of the gross selling price of both the Patented Component(s) and the Unpatented Component(s) contained in the Combination Product or Process if sold separately; or

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2.	In the event that no such separate sales are made of the Patented Component(s) and/or the Unpatented Components during the applicable accounting period, Net Sales for purposes of determining royalties payable hereunder shall be calculated by multiplying the Net Sales of the Combination Product or Process by a fraction, the numerator of which is the fully allocated production cost of the Patented Component(s) and the denominator of which is the sum of the fully allocated production costs of the Patented Component(s) and the Unpatented Component(s) contained in the Combination Product or Process. Such fully allocated costs shall be determined by using Licensee’s standard accounting procedures, which procedures must conform to standard cost accounting procedures.

H.	Royalty payments shall be paid in United States dollars to CMCC in Boston, Massachusetts, or at such other place as CMCC may reasonably designate consistent with the laws and regulations controlling in any foreign country. If a currency conversion shall be required in connection with the payments of royalties or other amounts hereunder, the conversion shall be made by using the exchange rate prevailing at Fleet Bank on the last business day of the calendar quarterly reporting period to which such royalty payments relate.

I.	Payment of royalties specified in this Article shall be made by Licensee to CMCC within forty-five (45) days after March 31, June 30, September 30 and December 31 each year during the Term of this Agreement covering the Net Sales of Licensed Products during the preceding calendar quarter. The last such payment shall be made within forty-five (45) days after termination of this Agreement. The royalty payments set forth in this Agreement shall, if overdue, bear interest until payment at a per annum rate of * above the prime rate in effect at Fleet Bank, Boston, or its successor, on the due date. The payment of such interest shall not foreclose CMCC from exercising any other rights it may have as a consequence of the lateness of any payment.

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ARTICLE V. REPORTS, RECORDS AND RELATED MATTERS

A.	Licensee shall keep, and shall require its Affiliates and Sublicensees to keep, full, true and accurate books and records, including books of account in accordance with generally accepted accounting principles, in sufficient detail to enable CMCC to determine Licensee’s compliance with this Agreement, including diligence with respect to development and commercialization, and the royalty and other amounts payable to CMCC under this Agreement. Said books and records, including books of account, shall be kept at Licensee’s principal place of business or the principal place of business of the Affiliate or Sublicensee to which this Agreement relates. Said books and the supporting data shall be retained for at least six (6) years following the end of the calendar year to which they pertain.

B.	CMCC shall have the right to audit, on ten (10) days’ notice, the books described above from time to time to the extent necessary to verify the reports provided for herein or compliance in other respects with this Agreement. CMCC may not exercise such right more than once each calendar year, unless Licensee is then in breach of its material obligations hereunder or other good cause then exists or CMCC has a reasonable basis for the belief that good cause then exists. CMCC shall perform such auditing itself or through an independent accounting firm or other third party reasonably acceptable to Licensee at CMCC’s expense during Licensee’s regular business hours; provided that (i) CMCC may not use any third party that is a competitor of Licensee or funded by a competitor of Licensee to perform such audits and (ii) such accounting firm or other third party shall agree, as a condition of such audit, to maintain customary professional confidentiality obligations with respect to limiting disclosure of all audit information and reports to persons other than Licensee and CMCC; provided that such confidentiality obligations with respect to confidential information of Licensee that such accounting firm or other third party observes or acquires as a result of performing such audit cannot be waived, modified or terminated by either party without the other party’s prior written consent.

C.

From and after the closing of Licensee’s Series A Preferred Stock financing, Licensee shall provide to CMCC, at least annually (together with or as part of the annual updates to the Development Plan provided to CMCC pursuant to Paragraph B of Article III), reasonable disclosure in writing summarizing in general terms (but with

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reasonable detail to enable CMCC to evaluate compliance hereunder by Licensee) the activities of Licensee and Licensee’s Affiliates and Sublicensees relative to achieving the objectives set forth in the Development Plan, including but not limited to, reports of financial expenditures to achieve said objectives; research, development, and commercialization activities; names, addresses and actions of all Affiliates and Sublicensees; the progress of obtaining regulatory approvals, with appropriate documentation (including, without limitation, applications, reports, and planning documents submitted to the FDA); strategic alliances and manufacturing, sublicensing and marketing efforts; Licensee Improvements; and compliance with Licensee obligation to manufacture substantially in the United States (including Puerto Rico) Licensed Products to be leased or sold in the United States.

D.	From and after the First Commercial Sale, within forty-five days (45) after the end of each calendar quarter, Licensee shall deliver to CMCC, at Licensee’s expense, true and accurate reports for the said preceding quarter, regarding the Net Sales of Licensed Products by Licensee, its Affiliates and its Sublicensees to enable CMCC to determine compliance by Licensee with the royalty provisions of this Agreement, including a royalty accounting. These reports shall, at CMCC’s request, be provided by Licensee in an electronic format. Reports shall include at least the following:

1.	Number of Licensed Products manufactured, sold, leased or distributed.

2.	Total Net Sales of Licensed Products sold, by country.

3.	Accounting of allowable deductions from Net Sales.

4.	Total royalties payable to CMCC.

5.	Names and addresses of all Sublicensees of Licensee.

6.	Payments received by Licensee from Affiliates and Sublicensees.

7.	Licensed Products manufactured and sold to the U.S. Government. No royalty obligations shall arise from sales or use by, for or on behalf of the U.S. Government in view of a royalty-free, nonexclusive license that may heretofore have been granted to the U.S. Government.

8.	Royalties and Fees received from Sublicensees.

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E.

On or before the ninetieth (90th) day following the close of Licensee’s fiscal year, Licensee shall provide CMCC with Licensee’s audited financial statements for the preceding fiscal year, including without limitation all statements reflecting profits and losses from operations, cash balances, and any management letter (to the extent such management letter relates to or would reasonably affect the performance by Licensee under this Agreement).

F.	Licensee acknowledges that policies of CMCC, Harvard Medical School and affiliated organizations, relating to, inter alia, conflicts of interest and intellectual property, may affect certain direct and indirect arrangements between inventors and Licensee or related organizations. During the Term of this Agreement, Licensee shall notify CMCC in writing at least 30 days before Licensee, or any Affiliate thereof, or any organization owned, controlled or influenced by a substantial shareholder (>5%), officer or director of Licensee, enters into any agreement other than this License with or involving the inventor(s) of the Technology, or their family, relatives or members or staff of their laboratories, whether relating to sponsored research, consulting, board membership, securities, or otherwise, who are at CMCC or have appointments at Harvard Medical School at the time of such agreement. Licensee’s notice to CMCC shall include a detailed description of all proposed terms and conditions. Licensee shall not enter into such an agreement if it would violate such policies, unless the terms and conditions of the agreement have been duly approved pursuant to such policies.

ARTICLE VI. PATENT PROSECUTION

A.

CMCC shall apply for, seek prompt issuance of, and maintain during the term of this Agreement the Patent Rights set forth in Appendix 1. The specifications of any such patent application and any patent issuing thereon shall state, to the extent applicable, “This invention was made with government support under [contract] awarded by [Federal agency]. The government has certain rights in this invention.” Patent counsel for the preparation, filing, prosecution and maintenance of the Patent Rights in CMCC’s name shall be mutually agreed upon by CMCC and Licensee. Although CMCC shall be the client in the attorney-client relationship with such patent counsel, Licensee shall have day-to-day responsibility for interaction with such patent counsel relating to prosecution of the Patent Rights, and may provide recommendations to such patent counsel regarding the scope and content of patent applications to be filed

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and prosecuted to assure that the Patent Rights cover ail items of commercial interest to Licensee. Licensee and CMCC each shall receive copies of all correspondence with respect to such preparation, filing, prosecution and maintenance of the Patent Rights in sufficient time to review and provide comments and with file copies after the action is completed, and each shall receive a copy of invoices.

B.	Licensee shall reimburse CMCC for all reasonable past patent costs and all present and future patent costs of CMCC’s outside patent counsel incurred by CMCC for the preparation, filing, prosecution and maintenance of patents underlying the Patent Rights, except that Licensee’s obligation to pay patent costs relating to * (with respect to which Licensee has a non-exclusive license hereunder) shall be limited to its pro rata share of such costs, based upon the number of all licensees thereunder. Patent costs are currently *. Licensee shall pay such current costs as follows: * shall be paid within thirty (30) days of the Effective Date of this Agreement, * shall be paid at the closing, after the Effective Date, of the balance of the bridge financing, and * shall be paid upon closing the Series A Preferred Stock financing. Upon written request of CMCC, and only upon such CMCC request, Licensee agrees to have CMCC’s patent counsel directly bill Licensee and Licensee shall directly pay such invoices in compliance with such counsel’s customary business terms. If Licensee elects in writing not to pay the expenses of a patent application or patent included within Patent Rights, Licensee shall notify CMCC not less than sixty (60) days prior to such action and shall thereby surrender its rights under such patent or patent application. Such notice shall not relieve Licensee from responsibility to reimburse CMCC for patent-related expenses incurred prior to the expiration of the sixty (60) -day notice period (or such longer period specified in Licensee’s notice). CMCC shall then be free to license its rights to that patent or patent application to any other party on any other terms. For the avoidance of doubt, the failure by Licensee to pay any patent expenses by reason of and during the course of a good faith dispute concerning the amount of such expenses shall not be construed as or interpreted to be an election by Licensee to which the provisions of this Paragraph B apply.

B.

In the event CMCC elects, in its sole discretion, not to pursue, maintain or retain a particular Patent Right licensed to Licensee hereunder, then CMCC shall so notify Licensee, subject to any Government Rights, and CMCC shall authorize Licensee to assume the filing, prosecution and/or maintenance of such application or patent at

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Licensee’s expense, but without any additional consideration payable to CMCC except reimbursement of the costs of implementing the transfer of such rights and payment of all patent costs through the effective date of the transfer in accordance with Paragraph B of this Article VI. In such event, CMCC shall provide to Licensee any authorization necessary to permit Licensee to pursue and/or maintain such Patent Right and, subject to any Government Rights, shall assign such patents and/or patent applications to Licensee. Licensee shall accept such assignment, and hold CMCC harmless from any costs, fees and expenses that occur after the effective date of such transfer.

ARTICLE VII. INFRINGEMENT

A.	Licensee and CMCC shall each inform the other promptly in writing of any alleged infringement by a third party of the Patent Rights in the Field of Use within the scope of this Agreement and of any available evidence thereof.

B.	During the Term of this Agreement, CMCC shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of any Patent Right and, in furtherance of such right, Licensee hereby agrees that CMCC may include Licensee as a party plaintiff in any such suit, without expense to Licensee. Prior to instituting any such suit, CMCC shall give reasonable prior written notice thereof to Licensee, and the parties shall discuss in good faith and use reasonable efforts to agree upon an appropriate litigation strategy. The total cost of any such infringement action commenced or defended solely by CMCC shall be borne by CMCC. Licensee shall have the right to participate in any such action, at its own expense, with counsel of its own choosing. Any recovery of damages by CMCC for such suit shall be applied first in satisfaction of any fees and expenses of CMCC and Licensee hereunder and the balance remaining from any such recovery shall be *. No settlement, consent judgment or voluntary final disposition of the suit may be entered into without the prior written consent of Licensee, which consent shall not be unreasonably withheld or delayed.

C.

If within sixty (60) days after having discovered or been notified of any alleged infringement in sufficient detail to reasonably investigate and substantiate the allegation, CMCC shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought and shall not be diligently prosecuting an infringement action, or if CMCC shall notify Licensee of its intention not to bring suit

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against any alleged infringer, then, Licensee shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the Patent Rights, provided, however, that such right to bring such an infringement action shall remain in effect only for so long as the license granted hereunder remains exclusive. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the prior written consent of CMCC, which consent shall not be unreasonably withheld or delayed. Licensee shall indemnify CMCC against any order for costs that may be made against CMCC in such proceedings.

D.	In the event Licensee shall undertake the enforcement and/or defense of the Patent Rights by litigation pursuant to Paragraph C of this Article VII, Licensee may withhold up to * of the payments otherwise thereafter due to CMCC under Article IV above and apply the same toward reimbursement of up to * of Licensee’s expenses, including reasonable attorney’s fees, in connection therewith. Any recovery of damages by Licensee for each such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of CMCC and Licensee relating to such suit and next toward reimbursement of CMCC for any payments under Article IV past due or withheld and applied pursuant to this Article VII. The balance remaining from any such recovery shall be divided equally between Licensee and CMCC.

E.	In the event that a declaratory judgment action alleging invalidity or noninfringement of any of the Patent Rights shall be brought against Licensee or CMCC, the other party at its option, shall have the right, within thirty (30) days after commencement of such action, to intervene and participate in the defense of the action at its own expense with counsel of its own choosing.

F.	In any infringement suit which either party may institute to enforce the Patent Rights pursuant to this Agreement, the other party hereto shall cooperate in all reasonable respects and, to the extent reasonably possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

G.	Licensee shall, during the period that the license to the Patent Rights is exclusive pursuant to this Agreement, have the sole right subject to the terms and conditions hereof to sublicense any alleged infringer for future use of the Patent Rights to the extent licensed by this Agreement. Any upfront fees paid to Licensee as part of such a sublicense shall be shared between Licensee and CMCC as provided in Paragraph G(a) of Article IV.

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ARTICLE VIII. UNIFORM INDEMNIFICATION AND INSURANCE PROVISIONS

A.	Licensee shall indemnify, defend and hold harmless CMCC, its corporate affiliates, current or future directors, trustees, officers, faculty, medical and professional staff, employees, students and agents and their respective successors, heirs and assigns (the “Indemnitees”), against any claim, liability, cost, damage, deficiency, loss, expense or obligation of any kind or nature (including without limitation reasonable attorneys’ fees and other costs and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any third party claims, suits, actions, demands or judgments arising out of any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) concerning any product, process or service made, used or sold pursuant to any right or license granted under this Agreement.

B.	Licensee’s indemnification under Paragraph A of this Article VIII above shall not apply to any liability, damage, loss or expense to the extent that it is attributable to the negligent activities, reckless misconduct or intentional misconduct of the Indemnitees.

C.	Licensee agrees, at its own expense, to provide attorneys (which may be the same attorneys as those representing Licensee unless prohibited by attorney ethical rules relating to conflict of interest) reasonably acceptable to CMCC to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

D.

Beginning at the time as any such product, process or service is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Licensee or by a Sublicensee, Affiliate or agent of Licensee, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than * per incident and * annual aggregate and naming CMCC and, to the extent available without additional cost to Licensee, the other Indemnitees as additional insureds. Such commercial general liability insurance shall provide (i) product liability coverage and (ii) contractual liability coverage for Licensee’s indemnification under Paragraphs A through C of this Article VIII. If Licensee elects to

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self-insure all or part of the limits described above (including deductibles or retentions which are in excess of * annual aggregate), such self-insurance program must be acceptable to CMCC and the Risk Management Foundation of the Harvard Medical Institutions, Inc. The minimum amount of insurance coverage required under this Paragraph D shall not be construed to create a limit of Licensee’s liability with respect to its indemnification under Paragraphs A through C of this Article VIII.

E.	Licensee shall provide CMCC with written evidence of such insurance upon request of CMCC. Licensee shall provide CMCC with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance. Notwithstanding any other term of this Agreement if Licensee does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period, CMCC shall have the right to terminate this Agreement effective at the end of such fifteen (15) day period without notice of any additional waiting periods unless Licensee shall obtain and provide CMCC with written evidence of replacement insurance providing comparable coverage which, in addition to providing for future and ongoing coverage, is effective retroactively to cover all claims that could arise during the period of any lapse after the expiration or termination of the previous coverage.

F.	Licensee shall maintain such commercial general liability insurance during (i) the period that any such product, process or service is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Licensee or by a Sublicensee, Affiliate or agent of Licensee and (ii) a reasonable period after the period referred to above, which in no event shall be less than six (6) years.

G.	The provisions of this Article VIII shall survive expiration or termination of this Agreement.

H.

EXCEPT AS SET FORTH IN ARTICLE IX HEREOF, NEITHER PARTY MAKES ANY WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR ANY EXPRESS OR IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, OR WARRANTY OF NON-INFRINGEMENT, WITH RESPECT TO ANY MATTER WITHIN THE SCOPE OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ANY WARRANTY WITH RESPECT TO THE PATENT RIGHTS, LICENSED

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PRODUCTS, OR ANY PATENT, TRADEMARK, SOFTWARE, TRADE SECRET, TANGIBLE RESEARCH PROPERTY, INFORMATION OR DATA LICENSED OR OTHERWISE PROVIDED TO LICENSEE HEREUNDER, AND HEREBY DISCLAIMS THE SAME. IN NO EVENT SHALL EITHER CMCC OR LICENSEE, OR THEIR RESPECTIVE TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES OR AFFILIATES, BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGES OR LOST PROFITS, REGARDLESS OF WHETHER ANY SUCH PARTY SHALL BE ADVISED, SHALL HAVE ANY OTHER REASON TO KNOW OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

ARTICLE IX. REPRESENTATIONS AND WARRANTIES

A.	Each party warrants and represents to the other party that it has the full right and authority to enter into this Agreement and that it is not aware of any reason which would inhibit its ability to perform the terms and conditions imposed on it by this Agreement; provided, however, that CMCC’s representation and warranty concerning the Patent Rights is limited to the warranty stated in Paragraph C of this Article, and all representations and warranties concerning “awareness” or “knowledge” of CMCC in this Agreement are limited to the awareness or knowledge of the Children’s Hospital Intellectual Property Office after reasonable investigation.

B.	CMCC has the right to grant Licensee the licenses and sublicenses that CMCC has granted to Licensee under this Agreement.

C.	To the best knowledge of the Children’s Hospital Intellectual Property Office, CMCC has all right, title and interest in and to the Patent Rights (subject to the provisions of Paragraphs A and C of Article II).

D.	CMCC has no knowledge that products or processes made, used, offered for sale, sold or imported under the Patent Rights would be subject to a claim of infringement by a third party or that such a claim currently exists.

E.

To the knowledge of the Children’s Hospital Intellectual Property Office, the grant of the license and rights hereunder to Licensee does not conflict with the rights of any third party under any other agreement to which CMCC is a party or it or any of its assets may be bound. Neither CMCC nor Licensee will knowingly and intentionally enter into any agreement which will conflict with its obligations under this Agreement,

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nor will CMCC or Licensee knowingly and intentionally enter into any agreement which conflicts or is inconsistent with its obligations under any sponsored research agreement related hereto, or any agreement which conflicts or is inconsistent with any consulting agreement with Dr. Anthony Atala related to the subject matter of this Agreement.

ARTICLE X. COMPLIANCE WITH LAWS; EXPORT CONTROLS

Licensee shall comply with all applicable laws and regulations, including, without limitation, statutes and regulations affecting drug testing, development, marketing and distribution; laws and implementing regulations of the Department of Commerce governing intellectual property in federally-funded inventions; and Export Administration Regulations of the United States Department of Commerce issued pursuant to the Export Administration Act of 1979 (50 App. U.S.C. §2401 et. seq.). Licensee understands and acknowledges that transfer of certain technical data, computer software, laboratory prototypes and other commodities is subject to United States laws and regulations controlling their export, some of which prohibit or require a license for the export of certain types of technical data, to certain specified countries. CMCC neither represents that a license shall not be required, nor that if required, it shall be issued. Licensee hereby agrees and gives written assurance that it will comply with all United States laws and regulations, and any applicable similar laws and regulations of any other country, controlling the export of commodities and technical data, that it will be solely responsible for any violation of such laws and regulations by Licensee and/or its Affiliates and/or Sublicensees, and that it will defend and hold CMCC, its Affiliates and their officers, directors, employees, agents, and medical staff harmless in the event of any legal action of any nature occasioned by such violation, and any action by any governmental agency or authority or any aggrieved party, relating to any asserted illegality or regulatory violation in the development, production, approval, marketing, sale, storage, manufacture, distribution, export or commercialization of Licensed Products.

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ARTICLE XI. NON-USE OF NAMES

Neither party will use the name, names, logos or trademarks of the other party or any of such other party’s Affiliates, nor the name or photograph or other depiction of any employee or member of the staff of such other party or such Affiliates, nor any adaptation of any of the foregoing, in any press release, advertising, promotional, or sales literature without, in each case, prior written consent from such other party and from the individual staff member, employee, or student if such individual’s name, photograph or depiction is used. Notwithstanding the above, Licensee may state that it is licensed by CMCC under one or more patents and/or applications consistent with this Agreement, and Licensee may comply with disclosure requirements of all applicable laws relating to its business, including United States and state security laws and any regulations of the FDA or other governmental entities both in and outside of the United States. In addition, Licensee may refer to publications by employees of CMCC.

ARTICLE XII. ASSIGNMENT

CMCC may assign this Agreement at any time to an Affiliate, and otherwise may assign this Agreement only with the prior written consent of Licensee, which consent shall not be unreasonably withheld or delayed, provided that CMCC may not assign this Agreement to a competitor of Licensee or an entity that receives more than fifty percent (50%) of its funding from a competitor of Licensee without the prior written consent of Licensee, which consent may be granted or withheld in the sole discretion of Licensee. Licensee may assign this Agreement at any time to an Affiliate, and otherwise may assign this Agreement only with the prior written consent of CMCC, which consent shall not be unreasonably withheld or delayed; provided, however, that in the event that Licensee assigns this Agreement to an Affiliate in accordance with this Article XII, Licensee shall remain liable for the obligations hereunder.

Notwithstanding the foregoing, in the event Licensee merges with another entity, is acquired by another entity, or sells all or substantially all of its assets to another entity, Licensee may assign its rights and obligations hereunder to the surviving or acquiring entity if: (i) Licensee is not then in material breach of this Agreement; (ii) the proposed assignee has a net worth at least equivalent to the net worth Licensee had as of the Effective Date; (iii) the proposed assignee has or will have sufficient available resources, including financial resources, management experience, and sufficient scientific, business and other expertise comparable or superior to Licensee, that will be committed in order to satisfy its obligations hereunder; (iv) Licensee

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provides written notice of the assignment to CMCC, together with documentation sufficient to demonstrate the requirements set forth in subparagraphs (i) through (iii) above, at least twenty (20) days prior to the effective date of the assignment; and (v) CMCC receives from the assignee, in writing, at least twenty (20) days prior to the effective date of the assignment: (a) reaffirmation of the terms of this Agreement; (b) an agreement to be bound by the terms of this Agreement; (c) an agreement to perform the obligations of Licensee under this Agreement, and (d) reasonable disclosure, reasonably satisfactory to CMCC, concerning subparagraphs (ii) and (iii) of this paragraph.

ARTICLE XIII. DISPUTE RESOLUTION AND ARBITRATION

A.	Any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement, which have not been resolved by good faith negotiations between the parties shall be resolved by final and binding arbitration in Boston, Massachusetts if such claim, dispute or controversy was commenced by Licensee and in the metropolitan New York City area (including northern New Jersey and southern Connecticut) if such claim, dispute or controversy was commenced by CMCC, in accordance with the rules then obtaining applicable to the appointment of a single arbitrator of the American Health Lawyers Association, or in the event such arbitration is not then available under those rules, the rules of the American Arbitration Association (“AAA”) then in effect. All expenses and costs of the arbitrators and the arbitration in connection therewith will be shared equally, except that each party will bear the costs of its prosecution and defense, including without limitation attorneys fees and the production of witnesses and other evidence. A single arbitrator shall be mutually agreed upon, and if the parties are unable to agree on a mutually acceptable arbitrator, an arbitrator shall be chosen in accordance with the applicable Association’s rules. Any award rendered in such arbitration shall be final and may be enforced by either party.

B.

Notwithstanding the foregoing, nothing in this Agreement shall be construed to waive any rights or timely performance of any obligations existing under this Agreement, including without limitation Licensee’s obligations to make royalty and other payments, and also, unless CMCC has terminated the License, Licensee’s obligation to continue due diligence and development obligations. Notwithstanding any other provision of this Agreement, Licensee agrees that it shall not withhold or offset such

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payments; provided, however, that the foregoing shall not be deemed to limit the power of the arbitrator with respect to granting any relief available under AAA rules requested by either party.

ARTICLE XIV. TERM AND TERMINATION

A.	The Term of this Agreement shall commence on the Effective Date and shall terminate on a country-by-country basis on the later of the (a) fifteenth (15) anniversary of the Effective Date or (b) the expiration of the last to expire Patent Right, whichever period is the longer term.

B.	Notwithstanding Article XIll of this Agreement, CMCC may terminate this Agreement immediately upon (i) the bankruptcy, insolvency, liquidation, dissolution or cessation of operations of Licensee; (ii) the filing of any voluntary petition for bankruptcy, dissolution, liquidation or winding-up of the affairs of Licensee; (iii) any assignment by Licensee for the benefit of creditors; (iv) the filing of any involuntary petition for bankruptcy, dissolution, liquidation or winding-up of the affairs of Licensee which is not dismissed within ninety (90) days of the date on which it is filed or commenced; or (v) in the circumstances providing for immediate termination described in Article III of this Agreement; or (vi) upon the termination of the Sponsored Research Agreement of even date (a) by the Licensee without cause during the first two years after the effective date thereof or (b) by the Licensee for cause during the first two years if later to be determined to be unjustified or (c) by the Licensor within two years after the effective date thereof for non-payment pursuant to Section 9(c) of such Sponsored Research Agreement Licensee acknowledges that Licensor, as a public institution of the Commonwealth of Massachusetts, is an exempt organization under the United States Internal Revenue Code of 1986, as amended. Licensee also acknowledges that certain facilities in which the Technology was developed may have been financed through offerings of tax-exempt bonds. If the Internal Revenue Service (the “IRS”) determines, or if counsel to CMCC reasonably determines (and provides such determination to CMCC in writing with a copy to Licensee), that any provision of this Agreement jeopardizes the tax-exempt status of CMCC or the bonds used to finance CMCC facilities, or would cause the imposition of intermediate sanctions by the IRS, the relevant provision shall be invalid and shall be modified in accordance with Paragraph E of Article XVI.

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C.	CMCC may terminate this Agreement upon forty-five (45) days prior written notice in the event of Licensee’s failure to pay to CMCC royalties due and payable hereunder in a timely manner, unless Licensee shall make all such payments to CMCC within said forty-five (45) day period. Upon the expiration of the forty-five (45) day period, if Licensee shall not have made all such payments to CMCC and such amounts are not the subject of good faith dispute pursuant to Article XIII, CMCC may terminate the rights, privileges and licenses granted hereunder upon giving written notice thereof to Licensee.

D.	Except as otherwise provided in Paragraphs B and C above, either party may terminate this Agreement upon ninety (90) days prior written notice in the event of breach or default by the other party of any material term or condition or warranty under this Agreement, and the default has not been remedied within said ninety (90) day period; provided, however, with respect to any breach of default which by its nature may not be remedied within said ninety (90) day period, such longer period of time as parties may mutually agree on, so long as the breaching party shall have commenced to cure the applicable breach or default within said ninety (90) day period. Upon expiration of the ninety (90) day period (or such longer period), if the breaching party has not remedied the breach, the non-breaching party may by written notice to the breaching party terminate this Agreement effective immediately or upon such date as the breaching party, in its sole discretion, shall designate in such notice.

E.	Licensee shall have the right to terminate this Agreement at any time upon six (6) months’ prior written notice to CMCC, upon payment by Licensee of (i) all amounts due CMCC through the effective date of termination and (ii) a termination fee of $50,000.

F.	Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination; provided however, that if this Agreement is terminated in connection with the termination of the Sponsored Research Agreement of even date (i) by the Licenses without cause within two years from the effective date thereof or (ii) by the Licensee for cause during the first two years if later determined to be unjustified or (iii) by the Licensor within two years after the effective date thereof for non-payment pursuant to Section 9(c) of such Sponsored Research Agreement, Licensee shall have no right to any Improvements or New Developments, including any such right that may have been granted prior to the termination of this Agreement.

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G.	Upon termination of this Agreement by CMCC, Licensee may, for a period not to exceed one year after the effective date of the termination, complete and sell any inventory of Licensed Product that exists as of the effective date of such termination, provided that (i) such sales would be consistent with this Agreement assuming it had continued in force; (ii) such sales would not constitute infringement or violate any law or regulation; (iii) Licensee is not in breach of any of its material obligations under Articles IV, V, VIII, X, XI or XII; and (iv) Licensee pays CMCC all amounts owing hereunder for such sales according to the terms provided in Article IV hereof.

H.	If Licensee terminates this Agreement due to adverse results in clinical or other testing of Licensed Products or Licensed Processes, Licensee shall make available to CMCC, for purposes of its evaluation of the future viability of the technology, a summary of such results together with copies of any government-mandated reports, such as FDA safety reports, made in connection with the decision to terminate development.

I.	Articles I, IV (with respect to royalties and other payments previously accrued), V, VII (with respect to infringement matters which shall have arising during the term of this Agreement), VIII, IX, X (with respect to matters which shall have arisen during the Term of this Agreement or accrue thereafter based on matters occurring during the Term of this Agreement). XIV and XVI shall survive expiration or termination of this Agreement.

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ARTICLE XV. PAYMENTS, NOTICES, AND OTHER COMMUNICATIONS

All notices, reports and/or other communications made in accordance with this Agreement shall be sufficiently made or given if delivered by hand, delivered by facsimile (with mechanical confirmation of transmission), or sent by overnight receipted mail, postage prepaid, or by reasonable, customary and reliable commercial overnight carrier in general usage, and addressed as follows:

In the case of CMCC:

Chief Intellectual Property Officer

Intellectual Property Office

Children’s Hospital Boston

300 Longwood Avenue

Boston, MA 02115

With a copy of any communication alleging or relating to any alleged breach to:

Office of General Counsel

Children’s Hospital Boston

300 Longwood Avenue

Boston, MA 02115

Payments shall be transmitted by reliable means to the same addressee, payable to Children’s Hospital Boston.

In the case of Licensee:

Chief Executive Officer

Tengion, Inc.

c/o Scheer & Company

250 West Main Street

Branford, Connecticut 06405

With a copy to:

Ira A. Rosenberg, Esq.

Sills Cummis Radin Tischman Epstein & Gross, P.A.

One Riverfront Plaza

Newark, New Jersey 07102

or such other address as either party shall notify the other in writing. NOTICE SHALL BE EFFECTIVE UPON RECEIPT.

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ARTICLE XVI. GENERAL PROVISIONS

A.	All rights and remedies hereunder will be cumulative and not alternative. This Agreement shall be construed and governed by the laws of the Commonwealth of Massachusetts.

B.	This Agreement and any Appendices and Exhibits hereto may be amended only by written agreement signed by the parties.

C.	It is expressly agreed by the parties hereto that CMCC and Licensee are independent contractors and nothing in this Agreement is intended to create an employer relationship, joint venture, or partnership between the parties. No party has the authority to bind the other.

D.	This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior proposals, representations, negotiations, agreements and other communications between the parties, whether written or oral, with respect to the subject matter hereof. Where inconsistent with the terms of any contemporaneous related agreements (such as sponsored research agreements), the terms in this Agreement shall control.

E.	If any provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired thereby and the parties shall negotiate in good faith to modify this Agreement to preserve (to the extent possible) the original intent. If the parties fail to reach a modified agreement within sixty (60) days after the relevant provision is held invalid or unenforceable, then the dispute shall be resolved in accordance with the procedures set forth in Article XIII. While the dispute is pending resolution, this Agreement shall be construed as if the provision were deleted by mutual agreement of the parties.

F.	This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against the party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

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G.	The failure of either party to assert a right to which it is entitled, or to insist upon compliance with any term or condition of this Agreement, shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

H.	Licensee agrees to mark any Licensed Products sold in the United States with ail applicable United States patent numbers in accordance with the requirements of applicable United States laws and regulations. All Licensed Products shipped to or sold in other countries shall be marked in such a manner as to conform with the patent laws and practices of the country of manufacture or sale.

I.	Each party hereto agrees to execute, acknowledge and deliver such further instruments as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

J.	The paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

K.	The signatories below each warrant that he or she is duly authorized to execute this Agreement.

L.	The parties agree that during the course of this Agreement, each may come into possession of confidential and/or proprietary materials or information through intentional or accidental disclosure by the other. The parties agree to preserve the confidentiality of all such information known to be confidential or proprietary, unless the disclosing party agrees otherwise in writing, or unless the confidentiality of the material is lost through other parties not under obligations to preserve its confidentiality.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date last written below.

CHILDREN’S MEDICAL CENTER CORPORATION		TENGION, INC.

By:	/s/Donald P. Lombardi	By:	/s/ David Scheer
Name:	Donald P. Lombardi	Name:	David Scheer
Title:	Chief Intellectual Property Officer	Title:	President/CEO
Date:	October 10, 2003	Date:	10/10/03

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Appendix 1

Patent Rights

Exclusive in all subfields of the Field of Use

■	CMCC 367 Reconstruction of Urological Structures with Polymeric Matrices

*

■	CMCC 450 Engineering of Strong Pliable Tissues

*

■	CMCC 538 Achievement of Excretory Renal Function Using a Neo-Morphogenic System In Vivo

*

■	CMCC 630 De Novo Creation of Functional Bladders

*

■	CMCC 631 Penile Reconstruction

*

■	CMCC 633 Corporal Cavernosal Tissue for Penile Reconstruction

*

■	CMCC 741 Methods and Compositions for Reconstruction of Muitilayered Tissue Structures

*

■	CMCC 743 Methods and Compositions for Reconstructing Artificial Organs

*

■	CMCC 818 Ex vivo Engineered Stents for Urethral Structures

*

■	CMCC 971 Creation of Tissue Engineered Female Productive Organs (Vagina)

*

■	CMCC 972 Augmentation of Organ Function

*

■	CMCC 1067 Tissue Engineered Uterus and Fallopian Tubes

*

Non-exclusive in all subfields of the Field of Use

■	CMCC 742 Method and Compositions for Organ Decellularization

*

Exclusive only in the genitourinary subfield of the Field of Use

■	CMCC 30 (MIT 4279) Chimeric Neomorphogenesis of Organs by Controlled Cellular Implantation using Artificial Matrices

*

■	CMCC 21 (MIT 4874) Neomorphogenesis of Cartilage in vivo from Cell Culture

*

■	CMCC 23 (MIT 4973) Method for Implanting Large Volumes of Cells on Polymeric Materials

*

■	CMCC 259 (MIT 6121) Urologic Prostheses

*

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Appendix 2

Biological Materials

None as of the Effective Date

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Appendix 3

Preliminary Development Plan

* [23 pages omitted.]

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